Exhibit 99.1

Corporate Headquarters

96 South George Street

York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

96 South George Street

York, Pennsylvania 17401 U.S.A.

Glatfelter Announces Cost Reduction Measures in Its Specialty Papers Business Unit

YORK, PA – July 27, 2017 – Glatfelter, a global supplier of specialty papers and engineered materials, today announced several cost reduction measures in its Specialty Papers Business Unit.

The changes include the shutdown of Paper Machine 24 (“PM24”) at the Company’s Chillicothe, OH, facility, the elimination of approximately 50 affected hourly positions at the facility, and a reduction of 70 salaried positions across the business unit. The PM24 shutdown will remove approximately 80,000 tons, or 10%, of capacity from the Specialty Papers Business Unit and reduce the Chillicothe facility’s exposure to purchased pulp. The Company plans for production to be absorbed by the remaining seven paper machines in the business unit.

“The supply-demand imbalance in the printing and writing markets continues to put pressure on industry operating rates and selling prices. In light of the challenging market conditions, we must aggressively manage costs by eliminating capacity without impacting our ability to service our customers. While these are difficult decisions, we must take the actions necessary to strengthen our Specialty Papers business and position Glatfelter for long-term success,” said Dante C. Parrini, Chairman and Chief Executive Officer.

Production on PM24 is planned to end by September 30, 2017, and will result in the elimination of approximately 50 manufacturing jobs. Glatfelter will assist the affected employees to attempt to identify new positions for them within the mill. In addition, Specialty Papers’ salaried workforce will be reduced by approximately 70 employees across the business. The machine shutdown and headcount reductions are expected to result in an annual net profitability improvement of approximately $9 million and the avoidance of costly market-driven downtime. In connection with these cost reduction initiatives, the Company will recognize an aggregate pre-tax charge to earnings of approximately $8 million to $9 million including an estimated $5 million to $6 million in non-cash charges. The majority of the charge is expected to be recognized in the third quarter of 2017.

“Our continuous improvement initiatives in recent years have improved paper machine productivity and efficiencies across Specialty Papers’ asset base. These improvements, combined with the market weakness, have eliminated the need for the capacity from the PM24 machine,” said Tim Hess, Senior Vice President and President, Specialty Papers Business Unit. “We appreciate everything our employees have done to help us compete successfully in our markets, and we are committed to assisting affected employees and their families during this time of transition.”

About Glatfelter

Glatfelter is a global supplier of specialty papers and engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company employs approximately 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, and economic conditions in the U.S., demand for or pricing of its products, and market growth rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

Contacts:
Investors:	Media:
John P. Jacunski John.Jacunski@Glatfelter.com	Eileen L. Beck Eileen.Beck@Glatfelter.com
(717) 225-2794	(717) 225-2793